Exhibit 99.2

Q2 2007 Results Call            FINAL                             August 2, 2007




Intro (operator introduces participants)


Ofer:

Good morning, and welcome to the iBasis Second Quarter 2007 Results Conference Call.

This is Ofer Gneezy, president and CEO.

Joining me today are Dick Tennant, our CFO & Gordon VanderBrug our Exec VP Before we begin, Dick will read the safe harbor statement ...

Dick:
Thanks Ofer... and good morning everyone.

"Various remarks that we make about our future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties associated with our business. For further information regarding these risks and uncertainties, please refer to our Form 10-K for the fiscal year ended December 31, 2006, as well as our other filings with the Securities and Exchange Commission. Such forward-looking statements are only as of the date they are made, and we have no current intention to update any forward-looking statements.

This communication may be deemed to be solicitation material in respect of the proposed transaction between iBasis and Royal KPN. In connection with the proposed transaction, iBasis intends to file relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. Shareholders of iBasis are urged to read all relevant documents filed with the sec, including iBasis' definitive proxy statement, because they will contain important information about the proposed transaction."

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Q2 2007 Results Call            FINAL                             August 2, 2007

Ofer:
Thanks Dick.

We had a very strong second quarter in all areas of the business with record gross profit and revenue and expanding gross margin in both our Trading business and in our Retail business. We also achieved our tenth consecutive quarter of positive cash flow.

In our Trading business we achieved solid growth in all metrics, including a 100 basis point expansion in gross margin. We continue to add new customers at a good rate. With the commoditization of international voice service, carriers are seeking a more efficient way to fulfill their customers' need for comprehensive international calling service while focusing their own resources on higher margin enhanced services. Our combination of global footprint, quality and competitive pricing offers a compelling solution. We ended the quarter with 636 carrier customers, up from 591 at the end of Q1.

In our Retail business, we also achieved strong sequential growth in revenue and gross profit and our third consecutive quarter of gross margin expansion. National calling card brands that we introduced several months ago are gaining significant traction in the market, and we are continuing to introduce new brands to fuel growth.

Our gross profit growth enabled us to achieve sequential growth in Adjusted EBITDA from Q1 to Q2 despite an increase in operating expenses resulting primarily from additional resources we hired to strengthen our finance and core trading operations to support future growth. The addition of approximately 40 people over the prior 12 months contributed to a decline in Adjusted EBITDA compared to Q2 2006.

Very importantly, we completed the restatement of our financial results from prior periods and regained compliance with Nasdaq listing requirements. This enabled us finally to file the preliminary proxy to seek stockholder approval of our pending transaction with KPN.

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Q2 2007 Results Call            FINAL                             August 2, 2007

While it has been a long time since our initial announcement, we are more excited than ever about the pending merger of KPN Global Carrier Services into iBasis. We firmly believe that with this combination we create a powerful new kind of international carrier - the new iBasis -- with tremendous scale advantages and proven strengths in the fastest-growing segments of international communications -- mobile services and VoIP. We have used the past months effectively in planning for the integration of our organizations and operations, and we look forward to obtaining stockholder approval and completing the transaction as soon as possible.

I'll turn the call over to Dick now to provide the specifics about our financial performance for the quarter, and then I will expand on the KPN transaction and "the new iBasis".

Dick:
Thanks Ofer.


Revenue

     o Our revenue for the second quarter was $155.6 million, a 7% increase over Q1 revenue and a 22% increase over Q2 2006 revenue.

     o Average revenue per minute in Q2 was 4.4 cents, compared to 4.3 cents in Q1. ARPM is based on our reported net revenue divided by minutes of traffic.

     o Average cost per minute was 3.9 cents in Q2, compared to 3.8 cents in Q1

     o Average margin per minute was 0.51 cents in Q2, compared to 0.47 cents in Q1.

Minutes

     o Minutes of use increased 4% sequentially to 3.5 billion minutes, and increased 31% from 2.7 billion minutes in the second quarter of 2006

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Q2 2007 Results Call            FINAL                             August 2, 2007

Gross Profit

     o Gross Profit, consisting of net revenue minus data communications and telecommunications costs, was $17.8 million or 11.4% of revenue in Q2, compared to $15.3 million or 10.5 % of revenue in Q1, and $16.3 million, or 12.8% of revenue in Q2 of 2006.

     o Our Gross Profit in Q1 was impacted by termination costs of approximately $1.0 million worth of traffic, which we absorbed due to the default of a wholesale customer.

Trading Business

     o Our Trading business consists of wholesale business from other service providers, including retail VoIP companies

     o Revenue from our wholesale Trading business was $127.8 million in Q2, compared to $120.3 million in Q1 and $102.5 million in Q2 of 2006.

     o Gross Profit was $14.0 million or 11.0% of revenue in Q2, compared to $12.0 million or 10.0 % of revenue in Q1, and $12.1 million or 11.8% in Q2 of 2006.

Customer Mix

     o In the second quarter, no customer accounted for 10% or more of our revenue.

     o At the end of the quarter we had 636 wholesale trading customers, up from 591 at the end of Q1.

Retail Business

     o Our Retail business consists of our retail prepaid calling card business and our Pingo eCommerce business

     o Retail revenue in Q2 was $27.8 million, compared to $25.5 million in Q1 and $24.8 million in Q2 2006.

     o Retail gross profit in Q2 was $3.8 million or 13.6% of revenue, compared to $3.3 million or 13.1% of revenue in Q1 and $4.2 million, or 17.1% of revenue in Q2 2006.

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Q2 2007 Results Call            FINAL                             August 2, 2007

All of the following results refer to the combined activities of the Company.

Data Communications and Telecommunications Costs

     o Data Communications and Telecommunications Costs were $137.8 million in Q2, compared to $130.4 million in Q1 and $111.0 million in Q2 2006.

Operating Expenses

     o Operating expenses, which consist of Research and Development, Selling and Marketing, and General and Administrative expenses were $15.9 million in Q2, compared to $15.2 million in Q1, and $13.1 million in Q2 2006.

     o As a percentage of revenue, operating expenses were 10.2% in Q2, compared to 10.4% in Q1, and 10.3% in Q2 2006.

     o In Q2, we incurred $0.6 million in expenses related to the review of our past stock option granting practices and the restatement of our historical financial statements. In Q1, this expense totaled $0.9 million. These expenses consist primarily of accounting and legal fees.

     o In Q1 we took a non-cash charge of $0.6 million related to modifications to stock options for ex-employees to allow more time to exercise their options to prevent them from expiring before the completion of our financial restatement process. In Q2, the effect of modifications to stock options for ex-employees was insignificant.

     o We had 286 employees at the end of Q2, compared to 270 at the end of Q1, and 245 employees at the end of Q2 2006

     o Since Q2 of 2006 we added 41 new employees to support our growth and to strengthen key functions in the company including finance, our core trading operations and our management.

     o Depreciation was $2.2 million in Q2, compared to $2.0 million in Q1 and $1.8 million in Q2 of 2006. Depreciation was 1.4% of revenue in Q2, compared to 1.3% in Q1, and 1.4% of revenue in Q2 2006.

     o    Net interest income was $0.5 million in Q2, same as in Q1

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Q2 2007 Results Call            FINAL                             August 2, 2007

Net Income / Share Counts

     o Our per-share calculations are based on weighted average basic and diluted shares on a quarterly basis.

     o In Q2 our Basic shares were 33.4 million, and diluted shares were 35.3 million.

     o At the end of Q2, we had 33.9 million shares outstanding. During Q2, warrants which were due to expire in mid-June were exercised for 0.7 million shares. Of the total warrant exercises, 0.1 million shares were exercised on a cash basis for $0.4 million and 0.6 million shares were exercised on a cashless basis.

     o Q2 net income was $0.1 million or $0.00 per share, compared to a Q1 net loss of $1.6 million, or $(0.05) per share and net income of $0.3 million, or $0.01 per share in Q2 of 2006.

     o Adjusted EBITDA was $2.9 million in Q2, compared to $1.7 million in Q1 and $4.1 million in Q2 of 2006. Adjusted EBITDA is defined as earnings before stock-based compensation, expenses associated with the review of our stock option granting practices, foreign exchange gains and losses and merger related expenses, in addition to interest, taxes, and depreciation

Receivables / Quality of Revenue

     o Our Days Sales Outstanding on a gross basis was 38 days in Q2, compared to 43 days in Q1.

Cash, Debt and Capital Expenditures

     o During the second quarter we generated positive cash flow of $2.8 million, ending the quarter with $57.0 million in cash, cash equivalents, and short-term investments, up from $54.2 million at the end of Q1.

     o The total increase during the quarter of $2.8 million included cash provided by operations of $4.6 million, and warrant exercise proceeds of $0.4 million less cash for capital expenditures of $1.9 million and capital lease payments of $0.3 million.

     o Total capital additions during Q2 were $2.8 million. Cash paid in Q2 of $1.9 million includes payments for capital additions made during Q1.

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Q2 2007 Results Call            FINAL                             August 2, 2007

iBasis-KPN Global Carrier Services Merger

     o Although in legal form iBasis is acquiring KPN Global Carrier Services and will continue to be iBasis, headquartered in Burlington, Massachusetts and traded on Nasdaq, after the merger KPN, the former stockholder of KPN Global Carrier Services, will hold a majority of the outstanding stock of the combined company. Accordingly, for accounting and financial reporting purposes, the merger will be treated as a reverse acquisition of iBasis by KPN Global Carrier Services under the purchase method of accounting pursuant to U.S. generally accepted accounting principles.

     o The accounting rules require us to expense merger-related transaction costs as incurred and following the consummation of the transaction our reported historical financial results will be those of KPN Global Carrier Services.

Now, I'd like to address our guidance.

The information provided in this financial outlook is as of August 2, 2007 and supersedes all previous guidance.

The Company believes that in 2007 on a standalone basis it will:

     o achieve revenue in the range of $600 to $650 million; and Planned expenditures for 2007 include $15 to $20 million in capital asset investments.

Now, I'll turn things back to Ofer.

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Q2 2007 Results Call            FINAL                             August 2, 2007

Ofer

Thanks, Dick.

Now I would like to address our transaction with KPN and the strength of "the new iBasis" that will be created, when the proposed merger is approved by our stockholders.

In the preliminary proxy, which we filed with the SEC this morning, you can see a comparison of 2006 financial results of iBasis as a stand-alone company and the combined pro forma results of iBasis and KPN Global Carrier Services, or what we call "the new iBasis". That comparison tells a very compelling story. Revenue increases from $511 million to nearly $1.3 billion. Gross profit from $63 million to $133 million and adjusted EBITDA from $12 million to $57 million. The expansion of the balance sheet is also remarkable with total assets as of March 31, 2007 growing from $141 million to $585 million, stockholders' equity from $36 million to $271 million and de minimis long term debt.

Looking at the composition of revenue for 2006, 79% of the revenue of the new iBasis was from third party carriers in what we refer to as wholesale trading, and 21% from a combination of KPN and its affiliates, who effectively outsourced to us their international traffic, and iBasis Retail. This 21% represents a more stable source of revenue than Trading revenue.

The new iBasis brings to the market a broader product offering than either of the parties had before, retaining the leading product from each side, combining other products, and enabling the new iBasis to compete effectively in every customer segment including national operators, wholesale carriers, calling card operators, Mobile Operators, Fixed Retail Business, Cable MSOs, and VoBB providers. We believe this broad and strong portfolio of products is unique and very attractive.

To leverage the brand equity from both iBasis and KPN, the new iBasis will use the name iBasis with the tag line, "A KPN Affiliate".

Cost of revenue and OPEX synergies from the combination are expected to exceed $20 million per year and are expected to be achieved in the medium term.

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Q2 2007 Results Call            FINAL                             August 2, 2007

In conclusion, the anticipated merger of KPN Global Carrier Services into iBasis will create a new kind of telecommunications carrier - a combination of an established incumbent with strength in mobile and a fast-growing, innovative leader in VoIP. The new iBasis will be one of the largest carriers of international voice traffic in the world, fully equipped to continue growing and succeeding in every market segment, especially in mobile and VoIP. We look forward to completing this industry-changing transaction as soon as possible, on the heels of an excellent second quarter.


Now, I'd like to open the call up for questions ...

[moderator's name here  ____________].

Q & A

Ofer -- Closing Remarks


Thank you [moderator's name] ____________, and thank you all for attending this call. We appreciate your ongoing support.

Goodbye.

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